Exhibit (e)(2)
September 19, 2008
ALPS Distributors, Inc.
Attn: General Counsel
1625 Broadway, Suite 2200
Denver, CO 80202
Re:      Amendment to Schedule B
Dear Sir or Madam:
     This letter agreement serves to amend our distribution agreement, between Laudus Trust, Laudus Institutional Trust (formerly Laudus Variable Insurance Trust), Charles Schwab Investment Management, Inc. and ALPS Distributors, Inc. dated October 1, 2005 (the “Agreement”).
     The parties wish to amend Schedule B to the Agreement. The amended Schedule B reflects a reduction in fees. Amended Schedule B shall replace the existing Schedule B.
     The Agreement otherwise remains unchanged and shall continue in full force and effect.
     In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours,

Laudus Trust
Laudus Institutional Trust

By: Name:	/s/ George Pereira George Pereira
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

ALPS Distributors, Inc.		Charles Schwab Investment Management, Inc. with respect to Section 4 hereof only

By: Name:	/s/ Jeremy O. May Jeremy O. May	By: Name:	/s/ Randall W. Merk Randall W. Merk
Title:	Operations and Client Services	Title:	President and Chief Executive Officer

AMENDED SCHEDULE B
FEE SCHEDULE
September 18, 2008
The Adviser shall pay Distributor a monthly fee at the annual rate of:
Laudus Institutional Trust (formerly Laudus Variable Insurance Trust):
     $10,000 annual base fee per Portfolio, plus:
o	1/4 basis point of Portfolios’ annual average net assets between $0 — $1.0B

o	1/10 basis point of Portfolios’ annual average net assets over $1.0B
Laudust Trust:
     $15,000 annual base fee per Portfolio, plus:
o	1/2 basis point of Portfolios’ annual average net assets between $0 — $1.0B

o	1/4 basis point of Portfolios’ annual average net assets between $1.0B — $2.0B

o	1/10 basis point of Portfolios’ annual average net assets over $2.0B
Distributor will invoice the Adviser monthly. Such fees shall be pro-rated for any partial month. In addition, the Adviser shall be responsible for all out-of-pocket expenses incurred by Distributor in connection with NASD advertising review and filing, NASD registration and licensing, which include, but shall not be limited to, costs for study materials, classes, opening test taking windows, exams, state registration, fulfillment of the regulatory element, fulfillment of the firm element, the annual compliance meeting and on-site examinations of the offices of those individuals registered with the NASD.